Exhibit 99.1

Body Central Corp. Announces Third Quarter 2012 Financial Results

Jacksonville, FL - November 1, 2012 - Body Central Corp. (Nasdaq: BODY) today announced financial results for the third quarter and for the thirty-nine week period ending September 29, 2012.

Highlights for the third quarter ended September 29, 2012:

•                  Net revenues for the quarter increased 1.2% to $67.9 million, compared to $67.1 million for the third quarter of 2011.

•                  Store sales rose 1.7% to $62.0 million driven by net store unit growth of 16.4 % offset by a comparable-store sales decrease of 11.9%.

•                  Income from operations was $196,000 as compared to $4.7 million in the third quarter of 2011.  Included in the above numbers for 2012 is $600,000 in severance costs related to the resignation of the former CEO, and for 2011 is $350,000 in severance costs related to the former CFO.

•                  Net income was $153,000, or $0.01 per diluted share based on 16.3 million weighted average shares outstanding. Excluding the CEO severance costs, net income for the third quarter of 2012 was $526,000 or $0.03 per diluted share. Net income for the third quarter of 2011 was $2.8 million, or $0.18 per diluted share based on 16.2 million weighted average shares outstanding. Excluding the CFO severance costs, net income for the third quarter of 2011 was $3.1 million or $0.19 per diluted share.

•                  The Company opened 7 new stores and closed 1 store during the third quarter and operated 263 stores as of September 29, 2012.

Highlights for the thirty-nine weeks ended September 29, 2012:

•                  Net revenues increased 6.6% to $230.0 million from $215.8 million for the same period a year ago.

•                  Store sales rose 6.6% to $201.3 million and comparable-store sales decreased 6.7% from the same period in 2011.

•                  Income from operations was $15.2 million as compared to $21.6 million in the same period last year. Operating margin decreased to 6.6% of net revenues from 10.0% of net revenues for the same period last year. Excluding the above-mentioned severance costs for both periods, operating margin was 6.9% for the thirty-nine weeks ended September 29, 2012 as compared to 10.2% for the same period last year.

•                  Net income was $9.5 million or $0.58 per diluted share as compared to net income of $13.6 million, or $0.85 per diluted share for the same period last year. Excluding the above-mentioned severance costs for both periods, net income was $9.9 million, or $0.61 per diluted share for the thirty-nine weeks ended September 29, 2012, as compared to net income $13.8 million, or $0.86 per diluted share for the same period last year.

•                  The Company opened 26 new stores and closed 4 during the first three quarters of 2012.

Tom Stoltz, Body Central’s COO, CFO and interim CEO, stated: “Our third quarter results were in line with our expectations. We completed the transition from summer clearance merchandise to fall and ended the quarter with lower inventory levels on a per store basis.  We now believe our assortment of styles are more in line with customer preferences.  We also refined our test and reorder strategy by increasing the number of styles tested and raising the sell-through hurdle rates for test merchandise.  Our new stores continue to perform well and we are on track to achieve our store opening plan for 2012.  Overall, we believe that we are taking the right steps to get the Company on the path to sales and earnings recovery in 2013.”

Balance Sheet highlights as of September 29, 2012:

Cash, cash equivalents and short-term investments were $36.9 million at the end of the third quarter compared to $31.7 million at the end of the third quarter in the prior year.

Inventories at the end of the third quarter were $20.9 million compared to $20.6 million at the end of the third quarter of 2011. Average store inventories decreased 8% from one year ago.

The Company had no long-term debt as of the end of the third quarter of 2012.

Reported results are preliminary and remain subject to adjustment until the filing of our Form 10-Q with the SEC.

Outlook

For the fourth quarter of fiscal 2012, the Company expects net revenues in the range of $82 million to $84 million, comparable sales to decrease 11% to 14% and diluted earnings per share in the range of $0.19 to $0.22, based on diluted weighted-average shares outstanding of 16.4 million.

For fiscal 2012, the Company expects net revenues in the range of $312 million to $314 million, comparable sales to decrease 8% to 9% and diluted earnings per share in the range of $0.80 to $0.83, based on diluted weighted-average shares outstanding of 16.4 million.  The guidance above excludes, on a pre-tax basis, the $600,000 CEO severance costs incurred in the third quarter of this year.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 1, 2012, at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 9468182. The replay is available until November 15, 2012. A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of October 31, 2012 the Company operated 267 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

Tom Stoltz

Body Central Corp.

Interim CEO, COO and CFO

904-207-6720

tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations;  (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) our direct business growing consistently with our growth strategy; (9) our information technology systems supporting our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings;  (19) our maintaining effective internal controls; and (20) our ability to protect our trademarks or other intellectual property rights.

BODY CENTRAL CORP.

(Unaudited)

NON-GAAP MEASURES

Net Income

The accompanying press release presents net earnings and highlights current year and prior year nonrecurring items in the text.  Management believes excluding such items presents the Company’s third quarter results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at September 29, 2012.  The following table reconciles GAAP net income and net income per diluted share (“EPS”) to the non-GAAP net income and income per diluted share, as adjusted:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
	(in thousands, except share
	and per share data)
Net income, as reported	$153	$2,848	$9,541	$13,581
Executive Officer Severance (a)	373	218	373	218
Net income, as adjusted	$526	$3,066	$9,914	$13,799

Net income per common share, as reported:
Basic	$0.01	$0.18	$0.59	$0.86
Diluted	$0.01	$0.18	$0.58	$0.85

Net income per common share, as adjusted:
Basic	$0.03	$0.19	$0.61	$0.88
Diluted	$0.03	$0.19	$0.61	$0.86

Weighted-average common shares outstanding:
Basic	16,205,845	15,864,008	16,169,953	15,703,053
Diluted	16,305,557	16,166,285	16,350,690	16,008,014

(a) On a pre-tax basis includes charges of $600,000 for CEO severance in the third quarter of 2012 and $350,000 for CFO severance in the third quarter of 2011, within selling, general and administrative expenses.

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 29,	October 1,
	2012	2011
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$22,679	$31,749
Short-term investments	14,265	—
Accounts receivable	1,536	1,024
Inventories	20,860	20,631
Prepaid expenses and other current assets	7,516	5,312
Deferred tax asset, current	2,168	1,925
Total current assets	69,024	60,641

Property and equipment, net of accumulated depreciation and amortization	30,860	19,861
Goodwill	21,508	21,508
Intangible assets, net of accumulated amortization	16,574	16,688
Other assets	108	111
Total assets	$138,074	$118,809
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,547	$13,801
Accrued expenses and other current liabilities	18,966	17,367
Total current liabilities	27,513	31,168
Other liabilities	8,608	6,347
Deferred tax liability, long-term	4,577	4,542
Total liabilities	40,698	42,057
Commitments and contingencies
Stockholders’ equity	97,376	76,752
Total liabilities and stockholders’ equity	$138,074	$118,809

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
	(in thousands, except share
	and per share data)
Net revenues	$67,920	$67,110	$229,956	$215,764
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	46,399	44,531	154,440	140,401
Gross profit	21,521	22,579	75,516	75,363
Selling, general and administrative expenses	19,718	16,577	55,820	49,974
Depreciation and amortization	1,607	1,342	4,469	3,815
Income from operations	196	4,660	15,227	21,574
Interest income, net of interest expense	(3)	(2)	(10)	(14)
Other income, net of other expense	(45)	(39)	(104)	(206)
Income before income taxes	244	4,701	15,341	21,794
Provision for income taxes	91	1,853	5,800	8,213
Net income	$153	$2,848	$9,541	$13,581

Net income per common share:
Basic	$0.01	$0.18	$0.59	$0.86

Diluted	$0.01	$0.18	$0.58	$0.85

Weighted-average common shares outstanding:
Basic	16,205,845	15,864,008	16,169,953	15,703,053

Diluted	16,305,557	16,166,285	16,350,690	16,008,014

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirty-Nine Weeks Ended
	September 29,	October 1,
	2012	2011
	(in thousands)
Cash flows from operating activities
Net income	$9,541	$13,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,469	3,815
Deferred income taxes	137	(178)
Tax benefits from stock-based compensation	(751)	(2,420)
Stock based compensation	1,473	734
Amortization of premiums and discounts on investments, net	263	—
Loss on disposal of property and equipment	82	11
Changes in assets and liabilities:
Accounts receivable	1,071	235
Inventories	281	(2,261)
Prepaid expenses and other current assets	(488)	(1,380)
Other assets	(2)	(9)
Merchandise accounts payable	(7,951)	(1,079)
Accrued expenses and other current liabilities	357	1,559
Income taxes receivable	(1,983)	2,185
Other liabilities	732	2,659
Net cash provided by operating activities	7,231	17,452
Cash flows from investing activities
Proceeds from the sales of assets	29	—
Purchases of property and equipment	(13,158)	(6,201)
Purchase of intangible assets	(179)	—
Purchases of short-term investments	(24,582)	—
Proceeds from sales of short-term investments	1,051	—
Maturities of short-term investments	9,000	—
Net cash used in investing activities	(27,839)	(6,201)
Cash flows from financing activities
Proceeds from common stock offering, net of issuance costs	—	1,142
Proceeds from exercise of stock options	543	734
Tax benefits from stock-based compensation	751	2,420
Net cash provided by financing activities	1,294	4,296
Net (decrease) increase in cash and cash equivalents	(19,314)	15,547
Cash and cash equivalents
Beginning of year	41,993	16,202
End of period	$22,679	$31,749